Exhibit 99.1
Post Holdings Reports Results for the Fourth Quarter and Fiscal Year 2016
St. Louis, Missouri - November 17, 2016 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the fourth quarter and fiscal year ended September 30, 2016.
Highlights:

•	Fourth Quarter net sales of $1.3 billion; operating profit of $108.3 million; net loss of ($37.0) million and Adjusted EBITDA of $219.5 million

•	Fiscal Year net sales of $5.0 billion; operating profit of $545.7 million; net loss of ($3.3) million and Adjusted EBITDA of $933.9 million

•	Fiscal 2017 Adjusted EBITDA (non-GAAP) guidance range of $910-$950 million
Fourth Quarter Consolidated Operating Results
Net sales were $1,260.8 million, a decline of $49.0 million, or 3.7%, compared to the prior year. On a comparable basis, net sales declined 6.0% when compared to the same period in fiscal 2015 primarily resulting from an anticipated decline in sales within the Michael Foods Group segment.
Gross profit was $377.4 million or 29.9% of net sales, an increase of $44.1 million compared to the prior year gross profit of $333.3 million or 25.4% of net sales. Selling, general and administrative (SG&A) expenses were $231.1 million or 18.3% of net sales, an increase of $33.9 million compared to the prior year SG&A of $197.2 million or 15.1% of net sales, and include an accrual of a $24.0 million provision for potential legal settlements.
Operating profit was $108.3 million, an increase of $67.5 million, or 165.4%, compared to the prior year. Net loss was ($37.0) million, an improvement of $35.5 million, or 49.0%, compared to the prior year. The net loss attributable to common shareholders was ($40.4) million, or ($0.58) per diluted common share. Adjusted net earnings available to common shareholders were $49.1 million, or $0.61 per diluted common share.
Adjusted EBITDA was $219.5 million, an increase of $26.4 million, or 13.7%, compared to the prior year.
Fiscal Year 2016 Consolidated Operating Results
Net sales were $5,026.8 million, an increase of $378.6 million, or 8.1%, compared to the prior year. Gross profit was $1,547.4 million or 30.8% of net sales, an increase of $373.0 million compared to the prior year gross profit of $1,174.4 million or 25.3% of net sales. SG&A expenses were $839.7 million or 16.7% of net sales, an increase of $105.6 million compared to the prior year SG&A of $734.1 million or 15.8% of net sales, and include an accrual of a $34.0 million provision for potential legal settlements.
Operating profit was $545.7 million, an increase of $333.0 million, or 156.6%, compared to the prior year. Net loss was ($3.3) million, an improvement of $112.0 million, or 97.1%, compared to the prior year. The net loss attributable to common shareholders was ($28.4) million, or ($0.41) per diluted common share. Adjusted net earnings available to common shareholders were $205.8 million, or $2.59 per diluted common share.
Adjusted EBITDA was $933.9 million, an increase of $276.5 million, or 42.1%, compared to the prior year.
Post Consumer Brands
Post Consumer Brands includes the ready-to-eat (“RTE”) cereal business.
Net sales were $442.0 million for the fourth quarter, relatively flat compared to the reported prior year fourth quarter, with volumes up 0.7%. Net sales benefitted from growth in net sales and volume for Malt-O-Meal branded bags and Pebbles, which was offset by lower average net selling prices, anticipated reduced distribution for MOM branded boxes, and declines in net sales and volume for Great Grains.

Segment profit was $77.6 million and $65.5 million for fourth quarter 2016 and 2015, respectively. Fourth quarter 2016 and 2015 segment profit was negatively impacted by integration expenses of $2.3 million and $5.6 million, respectively. Segment Adjusted EBITDA was $106.8 million and $99.9 million for fourth quarter 2016 and 2015, respectively.
For fiscal year 2016, net sales were $1,728.2 million, an increase of $467.4 million over the reported prior year. Segment profit was $290.4 million, compared to $205.5 million in the prior year. Fiscal year 2016 and 2015 segment profit was negatively impacted by integration expenses of $19.3 million and $8.6 million, respectively. Fiscal year 2015 segment profit was negatively impacted by an inventory adjustment of $17.0 million resulting from purchase accounting. Segment Adjusted EBITDA was $415.0 million, compared to $302.6 million in the prior year.
Michael Foods Group
Michael Foods Group includes the egg, potato, cheese and pasta businesses.
Net sales were $522.6 million for the fourth quarter, a decline of 11.6%, or $68.8 million, over the reported prior year fourth quarter. Net sales included $18.1 million from the acquisition of Willamette Egg Farms. On a comparable basis, net sales declined 16.1%, or $100.5 million, over the same period in fiscal 2015. Egg sales, on a comparable basis, declined 20.8% as a result of reduced grain-based pricing in the foodservice channel related to continued roll back of the temporary component of avian influenza pricing and reduced market-based pricing in the ingredient and retail shell egg channels. Egg volumes, on a comparable basis, increased 8.2% as fourth quarter 2015 egg inventory available for sale was reduced as a result of the impact of avian influenza. Net sales and volume information for potato, cheese and pasta products is disclosed in a table presented later in this release.
Segment profit was $40.6 million and $57.9 million for fourth quarter 2016 and 2015. Fourth quarter 2016 segment profit included $1.5 million from the acquisition of Willamette Egg Farms and was negatively impacted by the accrual of an $18.5 million provision for a potential legal settlement. Segment Adjusted EBITDA was $97.5 million and $90.0 million for fourth quarter 2016 and 2015, respectively.
For fiscal year 2016, net sales were $2,184.7 million, a decline of 5.2%, or $121.0 million, over the reported prior year. Net sales included $88.3 million from the acquisition of Willamette Egg Farms. Segment profit was $276.6 million, compared to $188.2 million in the prior year. Fiscal year 2016 segment profit included $14.6 million from the acquisition of Willamette Egg Farms and was negatively impacted by the accrual of a $28.5 million provision for a potential legal settlement. Segment Adjusted EBITDA was $446.6 million, compared to $321.3 million in the prior year.
Active Nutrition
Active Nutrition includes protein shakes, bars and powders and nutritional supplements.
Net sales were $159.0 million for the fourth quarter, an increase of 16.7%, or $22.8 million, over the reported prior year fourth quarter, primarily driven by strong growth for Premier Protein branded products. Segment profit (loss) was $2.7 million and ($10.9) million for fourth quarter 2016 and 2015, respectively. Fourth quarter 2016 segment profit was negatively impacted by heavy in-store promotions, anticipated significantly higher advertising and promotional spend to support future growth, and the accrual of a $5.5 million provision for a potential legal settlement. Segment Adjusted EBITDA was $14.4 million and ($3.8) million for fourth quarter 2016 and 2015, respectively. Fourth quarter 2015 segment loss and Adjusted EBITDA were negatively impacted by an inventory write-off of approximately $9.2 million related to unsalable Dymatize inventory.
For fiscal year 2016, net sales were $574.7 million, an increase of 3.5%, or $19.7 million, over the reported prior year. Segment profit (loss) was $44.7 million, compared to ($13.8) million in the prior year. Fiscal year 2016 segment profit was negatively impacted by the accrual of a $5.5 million provision for a potential legal settlement. Segment Adjusted EBITDA was $75.2 million, compared to $20.5 million in the prior year.
Private Brands
Private Brands primarily includes peanut and other nut butters, dried fruit and nuts, and granola.
Net sales were $137.2 million for the fourth quarter, a decline of 2.2%, or $3.1 million, over the reported prior year fourth quarter. Peanut and other nut butter and dried fruit and nut sales declined 5.1%, with volume declining 1.6%. Granola and cereal sales increased 9.1%, with volume up 4.3%. Segment profit was $10.9 million and $13.7 million for fourth quarter 2016 and 2015, respectively. Segment Adjusted EBITDA was $17.4 million and $21.3 million for fourth quarter 2016 and 2015, respectively.

For fiscal year 2016, net sales were $540.4 million, an increase of 2.0%, or $10.7 million, over the reported prior year. Segment profit was $40.5 million, compared to $41.5 million in the prior year. Segment Adjusted EBITDA was $65.6 million, compared to $70.0 million in the prior year.
Interest, Loss on Extinguishment of Debt, Other Expense and Income Tax
Interest expense, net was $74.2 million for the fourth quarter compared to $72.6 million for the prior year quarter. For the fiscal year ended September 30, 2016, interest expense, net was $306.5 million, compared to $257.5 million for the fiscal year ended September 30, 2015. The increase for the fiscal year was driven by a rise in Post’s debt principal balance outstanding primarily resulting from the May 2015 term loan issuance in connection with financing the MOM Brands acquisition.
Loss on extinguishment of debt of $86.4 million and $30.0 million was recorded in the fourth quarter of fiscal 2016 and fiscal 2015, respectively. The fiscal 2016 loss resulted from payments made related to Post’s tender offer for its 7.375% senior notes and repayment of Post’s term loan in August 2016. The fiscal 2015 loss resulted from repayment of a portion of Post’s term loan in August 2015.
Other expense relates to non-cash mark-to-market adjustments and cash settlements on interest rate swaps and was $13.5 million for the fourth quarter of fiscal 2016, compared to $51.0 million for the fourth quarter of fiscal 2015, and was $182.9 million for fiscal year 2016, compared to $92.5 million for fiscal year 2015.
Income tax benefit was ($28.8) million, or an effective income tax rate of 43.8%, in the fourth quarter of fiscal 2016, compared to a benefit of ($40.3) million and an effective income tax rate of 35.7% in the fourth quarter of fiscal 2015. For the fiscal year ended September 30, 2016, income tax benefit was ($26.8) million, or an effective income tax rate of 89.0%, compared to a benefit of ($52.0) million and an effective income tax rate of 31.1% for the fiscal year ended September 30, 2015.
Update on Acquisition
On October 3, 2016, Post completed the acquisition of National Pasteurized Eggs, a producer of pasteurized shell eggs.
Outlook
Post management expects fiscal 2017 Adjusted EBITDA to range between $910-$950 million, with modest favorability to the second half of fiscal 2017. This outlook reflects a significant decline in the Michael Foods Group segment Adjusted EBITDA from fiscal 2016 to fiscal 2017, offset by phasing in of incremental cost reductions within the Post Consumer Brands segment, Active Nutrition growth and cycling approximately $50 million related to incremental investments in brand building and above target incentive compensation recorded in fiscal 2016.

Post management expects fiscal 2017 capital expenditures to range between $180-$200 million, including approximately $60-$70 million related to growth activities, of which approximately $25-$35 million is related to the previously announced cage-free housing conversion at the Bloomfield, Nebraska facility. Maintenance capital expenditures for fiscal 2017 are expected to range between $120-$140 million.
The Company provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the mostly directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for non-cash mark-to-market adjustments and cash settlements on interest rate swaps, provision for legal settlement, transaction and integration costs, restructuring and plant closure costs, losses on assets held for sale and other charges reflected in the Company’s reconciliation of historic numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures”.
Use of Non-GAAP Measures
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings (loss) available to common shareholders, Adjusted diluted net earnings (loss) per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of these non-GAAP measures to the most directly comparable GAAP measure are provided at the end of this release under “Explanation and Reconciliation of Non-GAAP Measures”.
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying Company and segment performance, in making financial, operating and planning decisions, and, in part, in the determination of cash bonuses for its executive officers and employees. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding the Company’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Conference Call to Discuss Earnings Results and Outlook
The Company will host a conference call on Friday, November 18, 2016 at 9:00 a.m. Eastern Time to discuss financial results for the fourth quarter and fiscal year 2016 and fiscal year 2017 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Senior Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 1081077. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, November 25, 2016 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 1081077. A webcast replay will also be available for a limited period on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain matters discussed in this release and on the conference call are forward-looking statements, including our Adjusted EBITDA outlook for fiscal 2017 and our capital expenditures expectations, including expectations for growth and maintenance. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include our ability to continue to compete in our product markets and our ability to retain our market position; our ability to anticipate and respond to changes in consumer preferences and trends; our ability to identify and complete acquisitions and manage our growth; changes in our cost structure, management, financing and business operations; our ability to integrate acquired businesses and whether acquired businesses will perform as expected; the ultimate impact litigation may have on us; the ultimate impact Michael Foods’ lawsuits alleging violations of federal and state antitrust laws in connection with the production and sale of shell eggs and egg products may have on us; changes in economic conditions and consumer demand for our products; significant volatility in the costs of certain raw materials, commodities, packaging or energy used to manufacture our products; impairment in the carrying value of goodwill or other intangibles; our ability to successfully implement business strategies to reduce costs; our ability to comply with increased regulatory scrutiny related to certain of our products and/or international sales; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; legal and regulatory factors, including environmental laws, advertising and labeling laws, changes in food safety and laws and regulations governing animal feeding and housing operations; our ability to maintain competitive pricing, introduce new products or successfully manage our costs; the loss or bankruptcy of a significant customer; consolidations in the retail grocery and foodservice industries; the ability of our private label products to compete with nationally branded products; disruptions or inefficiencies in supply chain; our reliance on third party manufacturers for certain of our products; disruptions in the U.S. and global capital and credit markets; fluctuations in foreign currency exchange rates; changes in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; loss of key employees; changes in weather conditions, natural disasters, disease outbreaks and other events beyond our control; labor strikes, work stoppages or unionization efforts; losses or increased funding and expenses related to our qualified pension and other post-retirement plans; business disruptions caused by information technology failures and/or technology hacking; our ability to protect our intellectual property; media campaigns and improper use of social media that damage our brands; our ability to successfully operate our international operations in compliance with applicable laws and regulations; significant differences in our actual operating results from our guidance regarding our future performance; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses; our high leverage and substantial debt, including covenants that restrict the operation of our business; our ability to service our outstanding debt or obtain additional financing, including both secured and unsecured debt; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, foodservice, food ingredient, private label, refrigerated and active nutrition food categories. Through its

Post Consumer Brands business, Post is a leader in the ready-to-eat cereal category and offers a broad portfolio that includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains®, Grape-Nuts®, Honeycomb®, Frosted Mini Spooners®, Golden Puffs®, Cinnamon Toasters®, Fruity Dyno-Bites®, Cocoa Dyno-Bites®, Berry Colossal Crunch® and Malt-O-Meal® hot wheat cereal. Post’s Michael Foods Group supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the foodservice, food ingredient and private label retail channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post’s Active Nutrition platform aids consumers in adopting healthier lifestyles through brands such as PowerBar®, Premier Protein® and Dymatize®. Post’s Private Brands Group manufactures private label peanut butter and other nut butters, dried fruits, baking and snacking nuts, cereal and granola. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2016	2015	2016	2015

Net Sales	$1,260.8	$1,309.8	$5,026.8	$4,648.2
Cost of goods sold	883.4	976.5	3,479.4	3,473.8
Gross Profit	377.4	333.3	1,547.4	1,174.4

Selling, general and administrative expenses	231.1	197.2	839.7	734.1
Amortization of intangible assets	38.2	37.8	152.6	141.7
Impairment of goodwill and other intangible assets	—	60.8	—	60.8
Other operating (income) expenses, net	(0.2)	(3.3)	9.4	25.1
Operating Profit	108.3	40.8	545.7	212.7

Interest expense, net	74.2	72.6	306.5	257.5
Loss on extinguishment of debt	86.4	30.0	86.4	30.0
Other expense	13.5	51.0	182.9	92.5
Loss before Income Taxes	(65.8)	(112.8)	(30.1)	(167.3)
Income tax benefit	(28.8)	(40.3)	(26.8)	(52.0)
Net Loss	(37.0)	(72.5)	(3.3)	(115.3)
Preferred stock dividends	(3.4)	(4.3)	(25.1)	(17.0)
Net Loss Available to Common Shareholders	$(40.4)	$(76.8)	$(28.4)	$(132.3)

Net Loss per Common Share:
Basic	$(0.58)	$(1.21)	$(0.41)	$(2.33)
Diluted	$(0.58)	$(1.21)	$(0.41)	$(2.33)

Weighted-Average Common Shares Outstanding:
Basic	69.6	63.6	68.8	56.7
Diluted	69.6	63.6	68.8	56.7

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2016	September 30, 2015
ASSETS
Current Assets
Cash and cash equivalents	$1,143.6	$841.4
Restricted cash	8.4	18.8
Receivables, net	385.0	366.2
Inventories	503.1	465.3
Deferred income taxes	—	47.7
Prepaid expenses and other current assets	36.8	33.4
Total Current Assets	2,076.9	1,772.8

Property, net	1,354.4	1,333.2
Goodwill	3,079.7	3,072.8
Other intangible assets, net	2,833.7	2,969.3
Other assets	15.9	15.8
Total Assets	$9,360.6	$9,163.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$12.3	$16.0
Accounts payable	264.4	265.2
Other current liabilities	357.3	329.8
Total Current Liabilities	634.0	611.0

Long-term debt	4,551.2	4,454.9
Deferred income taxes	726.5	831.8
Other liabilities	440.3	290.2
Total Liabilities	6,352.0	6,187.9

Shareholders’ Equity
Preferred stock	—	0.1
Common stock	0.7	0.6
Additional paid-in capital	3,546.0	3,538.8
Accumulated deficit	(424.3)	(421.0)
Accumulated other comprehensive loss	(60.4)	(89.1)
Treasury stock, at cost	(53.4)	(53.4)
Total Shareholders’ Equity	3,008.6	2,976.0
Total Liabilities and Shareholders’ Equity	$9,360.6	$9,163.9

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Year Ended September 30,
	2016	2015
Cash provided by (used in):
Operating activities	$502.4	$451.6
Investing activities, including capital expenditures of $121.5 and $107.9	(196.1)	(1,248.7)
Financing activities	(4.5)	1,372.4
Effect of exchange rate changes on cash and cash equivalents	0.4	(2.3)
Net increase in cash and cash equivalents	$302.2	$573.0

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2016	2015	2016	2015
Net Sales
Post Consumer Brands	$442.0	$442.5	$1,728.2	$1,260.8
Michael Foods Group	522.6	591.4	2,184.7	2,305.7
Active Nutrition	159.0	136.2	574.7	555.0
Private Brands	137.2	140.3	540.4	529.7
Eliminations	—	(0.6)	(1.2)	(3.0)
Total	$1,260.8	$1,309.8	$5,026.8	$4,648.2
Segment Profit (Loss)
Post Consumer Brands	$77.6	$65.5	$290.4	$205.5
Michael Foods Group	40.6	57.9	276.6	188.2
Active Nutrition	2.7	(10.9)	44.7	(13.8)
Private Brands	10.9	13.7	40.5	41.5
Total segment profit	131.8	126.2	652.2	421.4
General corporate expenses and other	23.5	24.6	106.5	147.9
Impairment of goodwill and other intangible assets	—	60.8	—	60.8
Interest expense, net	74.2	72.6	306.5	257.5
Loss on extinguishment of debt	86.4	30.0	86.4	30.0
Other expense	13.5	51.0	182.9	92.5
Loss before Income Taxes	$(65.8)	$(112.8)	$(30.1)	$(167.3)

SUPPLEMENTAL MICHAEL FOODS GROUP SEGMENT INFORMATION
The below table presents net sales and volume percentage changes for the current quarter compared to the prior year quarter for the products within the Michael Foods Group segment.

Product	Net Sales Percentage Change	Volume Percentage Change
Egg (on a comparable basis)	(20.8%)	8.2%
Potato	(0.7%)	2.0%
Cheese	(5.2%)	(6.0%)
Pasta	(9.8%)	(1.8%)

SUPPLEMENTAL SEGMENT INFORMATION
Results include one acquisition completed in fiscal 2016 and three acquisitions completed in fiscal 2015. Each acquired business is included in results as of its respective closing date as listed below. Results also include one divestiture completed in fiscal 2016 and one divestiture completed in fiscal 2015. Each divested business is no longer included in results as of its respective sale date as listed below.
Comparable basis, as referred to within the text of this release, is defined as a comparison of the three-month period ended September 30, 2016 to the same three-month period in fiscal 2015, including results for the periods of time Post owned each of the acquired businesses and the respective periods of time Post did not own the businesses and excluding results for divestitures for both periods.

Business	Type	Segment	Effective Date
PowerBar and related assets	Acquisition	Active Nutrition	October 1, 2014
American Blanching Company	Acquisition	Private Brands	November 1, 2014
MOM Brands Company	Acquisition	Post Consumer Brands	May 4, 2015
Australian business and Musashi trademark	Divestiture	Active Nutrition	July 1, 2015
Willamette Egg Farms	Acquisition	Michael Foods Group	October 3, 2015
Certain assets of MFI Food Canada Ltd.	Divestiture	Michael Foods Group	March 1, 2016

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings (loss) available to common shareholders, Adjusted diluted net earnings (loss) per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of these non-GAAP measures to the most directly comparable GAAP measure are provided in the tables following this section.
Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of the Company’s reportable segments. The Company believes total segment profit is useful to investors in evaluating the Company’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings (loss) available to common shareholders and Adjusted diluted net earnings (loss) per common share
The Company believes Adjusted net earnings (loss) available to common shareholders and Adjusted diluted net earnings (loss) per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that affect the comparability of the Company’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings (loss) available to common shareholders and Adjusted diluted net earnings (loss) per common share are adjusted for the following items:

a.
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps: The Company has excluded the impact of non-cash mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and the amount and frequency of such adjustments and settlements are not consistent.

b.
Tender premium on debt extinguishment: The Company has excluded payments for tender premiums on debt extinguishment as such payments are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

c.
Impairment of goodwill and other intangible assets: The Company has excluded expenses for impairments of goodwill and intangible assets as such non-cash amounts are inconsistent in amount and frequency and the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

d.
Provision for legal settlement: The Company has excluded gains and losses recorded to recognize a receivable or liability associated with an anticipated resolution of certain ongoing litigation as the Company believes such gains and losses do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

e.
Transaction costs and integration costs: The Company has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as the Company believes that these exclusions allow for more meaningful evaluation of the Company’s current operating performance and comparisons of the Company’s operating performance to other periods. The Company believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of the Company or the performance of the divested assets, and are not factored into management’s evaluation of potential acquisitions or its performance after completion of acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. Furthermore, the Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance.

f.
Restructuring and plant closure costs, including accelerated depreciation: The Company has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

g.
Assets held for sale: The Company has excluded losses and adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

h.
Inventory valuation adjustments on acquired businesses: The Company has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of the Company’s acquisitions.

i.
Mark-to-market adjustments on commodity hedges: The Company has excluded the impact of mark-to-market adjustments on commodity hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.

j.
Gain on sale of business and/or plant: The Company has excluded gains recorded on divestitures as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

k.
Foreign currency gains and losses on intercompany loans: The Company has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating Company performance to allow for more meaningful comparisons of performance to other periods.

l.
Gain from insurance and indemnification proceeds: The Company has excluded gains related to insurance and indemnification proceeds received in excess of the carrying value of damaged assets as the Company believes such gains do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

m.
Purchase price adjustment on acquisition: The Company has excluded adjustments to the purchase price of an acquisition in excess of one year beyond the acquisition date as such amounts are inconsistent in amount and frequency. The Company believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of the Company, and are not factored into the performance of acquisitions after completion of acquisitions.

n.
Gain on change in fair value of acquisition earn-out: The Company has excluded non-cash gains recorded to adjust the carrying value of contingent earn-out payments related to acquisitions due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions and the amount and frequency of such adjustments are not consistent.

o.
Spin-Off costs/post Spin-Off costs: The Company has excluded certain expenses incurred to effect its separation from its former parent and to support its transition into a separate stand-alone entity as the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

p.
Tax: The Company has included the tax impact of the non-GAAP adjustments using either the effective income tax rate or the statutory rate, as noted in the footnote of the reconciliation table. In certain instances, the Company’s GAAP effective income tax rate as reported in the relevant period is not representative of the tax expense impact of the adjustments. In those circumstances, the Company utilizes the statutory rate to determine the tax effect of the adjustments in its calculation of Adjusted net earnings available to common shareholders and Adjusted diluted net earnings per common share.

q.
Preferred stock: The Company has included dividend and share adjustments related to its convertible preferred stock using the “if-converted” method when the convertible preferred stock is not anti-dilutive.

Adjusted EBITDA and segment Adjusted EBITDA
The Company believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance and liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. Variations of EBITDA may include, but are not limited to, further adjustments to the Company’s reported Adjusted EBITDA to give effect to the Company’s completed acquisitions as if all completed acquisitions were owned for the entire calculation period. The Company believes that segment Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for interest expense, net, income tax provision (benefit), depreciation and amortization, as well as the adjustments discussed above reflected in Adjusted net earnings (loss) available to common shareholders and Adjusted diluted earnings (loss) per common share, but do not adjust for tender premium on debt extinguishment and the tax and preferred stock adjustments as discussed above, and adjust for the following items:

r.
Loss on extinguishment of debt: The Company has excluded losses recorded on extinguishment of debt as such losses are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

s.
Non-cash stock-based compensation: The Company’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. The Company has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of the Company’s operating performance to other periods.

RECONCILIATION OF NET LOSS AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2016	2015	2016	2015
Net Loss Available to Common Shareholders	$(40.4)	$(76.8)	$(28.4)	$(132.3)

Adjustments:
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps	13.5	51.0	182.9	92.5
Tender premium on debt extinguishment	88.0	—	88.0	—
Impairment of goodwill and other intangible assets	—	60.8	—	60.8
Provision for legal settlement	24.0	—	34.0	—
Integration costs	2.3	6.4	19.3	15.7
Transaction costs	0.1	0.8	1.2	12.9
Restructuring and plant closure costs, including accelerated depreciation	0.3	11.4	6.7	27.7
Assets held for sale	(0.2)	6.8	9.3	34.2
Inventory valuation adjustments on acquired businesses	—	—	1.1	20.2
Mark-to-market adjustments on commodity hedges	4.5	7.0	(0.9)	(4.1)
Gain on sale of business	—	—	(2.0)	—
Foreign currency loss (gain) on intercompany loans	—	3.2	(0.1)	6.8
Purchase price adjustment on acquisition	—	(9.5)	—	(9.7)
Gain on sale of plant	—	(7.0)	—	(7.0)
Gain from insurance and indemnification proceeds	—	(5.1)	—	(6.1)
Gain on change in fair value of acquisition earn-out	—	—	—	(0.7)
Spin-Off costs/post Spin-Off costs	—	—	—	0.6
Total Net Adjustments	132.5	125.8	339.5	243.8
Income tax effect on adjustments (1)	(46.4)	(44.9)	(118.8)	(75.8)
Preferred stock dividends adjustment (2)	3.4	—	13.5	—
Adjusted Net Earnings Available to Common Shareholders	$49.1	$4.1	$205.8	$35.7

Weighted-Average Shares Outstanding - Diluted (3)	80.3	65.3	79.5	57.9

Adjusted Diluted Net Earnings per Common Share	$0.61	$0.06	$2.59	$0.62

(1) Income tax effect on adjustments is calculated using the statutory tax rate of 35% for both the three months ended September 30, 2016 and the year ended September 30, 2016 and the effective income tax rate of 35.7% for the three months ended September 30, 2015 and 31.1% for the year ended September 30, 2015.

(2) Adjusted Diluted Net Earnings per Common Share exclude preferred stock dividends of $3.4 million for the three months ended September 30, 2016 and $13.5 million for the year ended September 30, 2016 and include the assumed conversion of the remaining preferred stock (see below).

(3) Adjusted Diluted Net Earnings per Common Share include incremental shares on the assumed conversion of remaining outstanding preferred stock and/or other securities. The three months ended September 30, 2016 and 2015 include 10.9 million and 1.7 million incremental shares, respectively. The years ended September 30, 2016 and 2015 include 10.7 million and 1.2 million incremental shares, respectively.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2016	2015	2016	2015
Net Loss	$(37.0)	$(72.5)	$(3.3)	$(115.3)
Income tax benefit	(28.8)	(40.3)	(26.8)	(52.0)
Interest expense, net	74.2	72.6	306.5	257.5
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps	13.5	51.0	182.9	92.5
Loss on extinguishment of debt	86.4	30.0	86.4	30.0
Depreciation and amortization, including accelerated depreciation	75.9	76.1	302.8	272.8
Impairment of goodwill and other intangible assets	—	60.8	—	60.8
Provision for legal settlement	24.0	—	34.0	—
Non-cash stock-based compensation	4.3	2.5	17.2	22.7
Integration costs	2.3	6.4	19.3	15.7
Transaction costs	0.1	0.8	1.2	12.9
Restructuring and plant closure costs	0.3	10.3	6.3	25.6
Assets held for sale	(0.2)	6.8	9.3	34.2
Inventory valuation adjustments on acquired businesses	—	—	1.1	20.2
Mark-to-market adjustments on commodity hedges	4.5	7.0	(0.9)	(4.1)
Gain on sale of business	—	—	(2.0)	—
Foreign currency loss (gain) on intercompany loans	—	3.2	(0.1)	6.8
Purchase price adjustment on acquisition	—	(9.5)	—	(9.7)
Gain on sale of plant	—	(7.0)	—	(7.0)
Gain from insurance and indemnification proceeds	—	(5.1)	—	(6.1)
Gain on change in fair value of acquisition earn-out	—	—	—	(0.7)
Spin-Off costs/post Spin-Off costs	—	—	—	0.6
Adjusted EBITDA	$219.5	$193.1	$933.9	$657.4
Adjusted EBITDA as a percentage of Net Sales	17.4%	14.7%	18.6%	14.1%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED SEPTEMBER 30, 2016
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$77.6	$40.6	$2.7	$10.9	$—	$131.8
General corporate expenses and other	—	—	—	—	(23.5)	(23.5)
Operating Profit (Loss)	77.6	40.6	2.7	10.9	(23.5)	108.3
Depreciation and amortization	26.9	35.2	6.2	6.5	1.1	75.9
Provision for legal settlement	—	18.5	5.5	—	—	24.0
Non-cash stock-based compensation	—	—	—	—	4.3	4.3
Integration costs	2.3	—	—	—	—	2.3
Transaction costs	—	—	—	—	0.1	0.1
Restructuring and plant closure costs	—	—	—	—	0.3	0.3
Assets held for sale	—	—	—	—	(0.2)	(0.2)
Mark-to-market adjustments on commodity hedges	—	3.3	—	—	1.2	4.5
Foreign currency (gain) loss on intercompany loans	—	(0.1)	—	—	0.1	—
Adjusted EBITDA	$106.8	$97.5	$14.4	$17.4	$(16.6)	$219.5
Adjusted EBITDA as a percentage of Net Sales	24.2%	18.7%	9.1%	12.7%	—	17.4%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED SEPTEMBER 30, 2015
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit (Loss)	$65.5	$57.9	$(10.9)	$13.7	$—	$126.2
General corporate expenses and other	—	—	—	—	(24.6)	(24.6)
Impairment of goodwill and other intangible assets	(3.8)	—	(57.0)	—	—	(60.8)
Operating Profit (Loss)	61.7	57.9	(67.9)	13.7	(24.6)	40.8
Depreciation and amortization, including accelerated depreciation	27.6	33.5	6.3	6.1	2.6	76.1
Impairment of goodwill and other intangible assets	3.8	—	57.0	—	—	60.8
Non-cash stock-based compensation	—	—	—	—	2.5	2.5
Integration costs	5.6	—	0.8	—	—	6.4
Transaction costs	(0.1)	—	—	—	0.9	0.8
Restructuring and plant closure costs	—	—	—	—	10.3	10.3
Assets held for sale	—	—	—	—	6.8	6.8
Mark-to-market adjustments on commodity hedges	1.3	2.5	—	—	3.2	7.0
Foreign currency loss on intercompany loans	—	1.2	—	1.5	0.5	3.2
Gain from insurance and indemnification proceeds	—	(5.1)	—	—	—	(5.1)
Purchase price adjustment on acquisition	—	—	—	—	(9.5)	(9.5)
Gain on sale of plant	—	—	—	—	(7.0)	(7.0)
Adjusted EBITDA	$99.9	$90.0	$(3.8)	$21.3	$(14.3)	$193.1
Adjusted EBITDA as a percentage of Net Sales	22.6%	15.2%	(2.8)%	15.2%	—	14.7%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2016
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$290.4	$276.6	$44.7	$40.5	$—	$652.2
General corporate expenses and other	—	—	—	—	(106.5)	(106.5)
Operating Profit (Loss)	290.4	276.6	44.7	40.5	(106.5)	545.7
Depreciation and amortization, including accelerated depreciation	105.5	141.2	25.0	25.1	6.0	302.8
Provision for legal settlement	—	28.5	5.5	—	—	34.0
Non-cash stock-based compensation	—	—	—	—	17.2	17.2
Integration costs	19.3	—	—	—	—	19.3
Transaction costs	—	—	—	—	1.2	1.2
Restructuring and plant closure costs	—	—	—	—	6.3	6.3
Assets held for sale	—	—	—	—	9.3	9.3
Inventory valuation adjustments on acquired businesses	—	1.1	—	—	—	1.1
Mark-to-market adjustments on commodity hedges	(0.2)	1.7	—	—	(2.4)	(0.9)
Gain on sale of business	—	(2.0)	—	—	—	(2.0)
Foreign currency (gain) loss on intercompany loans	—	(0.5)	—	—	0.4	(0.1)
Adjusted EBITDA	$415.0	$446.6	$75.2	$65.6	$(68.5)	$933.9
Adjusted EBITDA as a percentage of Net Sales	24.0%	20.4%	13.1%	12.1%	—	18.6%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2015
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit (Loss)	$205.5	$188.2	$(13.8)	$41.5	$—	$421.4
General corporate expenses and other	—	—	—	—	(147.9)	(147.9)
Impairment of goodwill and other intangible assets	(3.8)	—	(57.0)	—	—	(60.8)
Operating Profit (Loss)	201.7	188.2	(70.8)	41.5	(147.9)	212.7
Depreciation and amortization, including accelerated depreciation	71.2	142.3	26.9	24.9	7.5	272.8
Impairment of goodwill and other intangible assets	3.8	—	57.0	—	—	60.8
Non-cash stock-based compensation	—	—	—	—	22.7	22.7
Integration costs	8.6	—	5.0	0.7	1.4	15.7
Transaction costs	—	—	—	—	12.9	12.9
Restructuring and plant closure costs	—	—	—	—	25.6	25.6
Assets held for sale	—	—	—	—	34.2	34.2
Inventory valuation adjustments on acquired businesses	17.0	—	1.9	1.3	—	20.2
Mark-to-market adjustments on commodity hedges	0.3	(6.0)	—	—	1.6	(4.1)
Foreign currency loss on intercompany loans	—	2.9	0.5	1.6	1.8	6.8
Gain from insurance and indemnification proceeds	—	(6.1)	—	—	—	(6.1)
Purchase price adjustment on acquisition	—	—	—	—	(9.7)	(9.7)
Gain on sale of plant	—	—	—	—	(7.0)	(7.0)
Gain on change in fair value of acquisition earn-out	—	—	—	—	(0.7)	(0.7)
Spin-Off costs/post Spin-Off costs	—	—	—	—	0.6	0.6
Adjusted EBITDA	$302.6	$321.3	$20.5	$70.0	$(57.0)	$657.4
Adjusted EBITDA as a percentage of Net Sales	24.0%	13.9%	3.7%	13.2%	—	14.1%